EX-99.p.1

PENN Capital Funds Trust Code of Ethics

Effective [       ]

Legal Requirement

This Code of Ethics has been adopted by the Board of the Trust in accordance with Rule 17j 1(c)(1) under the Investment Company Act of 1940 (the “ 1940 Act”).  Rule 17j 1 under the 1940 Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if affected by certain associated persons of such companies.  The purpose of this Code of Ethics is to provide regulations for the Fund consistent with the 1940 Act and Rule 17j 1. Specifically, Rule 17j-l makes it unlawful for any officer or director of the Fund (as well as other persons), in connection with the purchase or sale by such person of a Security Held or to be Acquired by the Fund:1

1.	To employ any device, scheme, or artifice to defraud the Fund;

2.
To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

4.	To engage in any manipulative practice with respect to the Fund.

Definitions

1.
“Access Person” means any trustee, director, officer, general partner, or Advisory Person of the Fund or the Fund’s investment advisor. For purposes of this Code of Ethics, an Access Person does not include persons that are otherwise required to report to a review officer under a Code of Ethics that has been adopted by the investment advisor to the Fund and approved by the Board or persons employed by a subsidiary of Foreside Financial Group, LLC (including, Foreside Compliance Services, LLC) who are subject to securities transaction reporting requirements of their employer’s Code of Ethics if that Code of Ethics complies with Rule 17j-1 under the Act and has been approved by the Board.

2.
“Advisory Person” means (i) any trustee, director, officer, general partner or employee of the Fund or the Fund’s investment advisor (or of any Company in a Control Relationship with the Fund or the Fund’s investment advisor), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales, including

1
A security is “held or to be acquired” if within the most recent 15 days it has (i) been held by the Fund, or (ii) is being or has been considered by the Fund or its investment adviser for purchase by the Fund.

without limitation, employees who execute trades and otherwise place and process orders for the purchase or sale of a Covered Security by the Fund, and research analysts who investigate potential investments for the Fund; but excluding, marketing and investor relations personnel, financial, compliance, accounting and operational personnel, and all clerical, secretarial or solely administrative personnel; and (ii) any natural person in a Control Relationship to the Fund or the Fund’s investment advisor who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Covered Security. For purposes of this Code of Ethics, an Advisory Person does not include persons that are otherwise required to report to a review officer under a Code of Ethics that has been adopted by the investment advisor  to the Fund and approved by the Board or persons employed by a subsidiary of Foreside Financial Group, LLC (including, Foreside Compliance Services, LLC) who are subject to securities transaction reporting requirements of their employer’s Code of Ethics if that Code of Ethics complies with Rule 17j-1 under the Act and has been approved by the Board.

3.
A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated, and with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

4.
“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and the rules and regulations thereunder (see Appendix A)

5.
“Company” means a corporation, partnership, an association, a joint stock company, a Fund, a limited liability company, a limited liability partnership, a fund, or any organized group of persons whether incorporated or not; or any receiver, Director or similar official or any liquidating agent for any of the foregoing, in his capacity as such.

6.
“Covered Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include direct obligations of the Government of the United States, Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements) and shares issued by registered open-end investment companies except those of the Fund and exchange traded funds.

7.
“Review Officer” shall be the Fund’s Chief Compliance Officer (“CCO”) or, in the event that the Review Officer is unavailable, another Fund officer.  The CCO reports her personal securities transactions under another Code of Ethics approved by the Fund’s Board, the Foreside Financial Group, LLC Code of Ethics. See Section V(A).

8.
“Control Relationship” means the power to exercise a controlling influence over the management or policies of a Company, unless such power is solely the result of an official position.  Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a

Company shall be presumed to control such Company. Any person who does not so own more than 25 per centum of the voting securities of any Company shall be presumed not to control such Company.

9.
“Disinterested Trustee” means a Trustee of the Fund who is not an “interested person” of the Fund or the Fund’s investment advisor or principal underwriter within the meaning of Section 2(a)(19) of the 1940 Act.

10.
“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 of Section 15(d) of the Securities Exchange Act.

11.
“Investment Personnel” means (i) any employee of the Fund or the Fund’s investment advisor (or any company in a Control Relationship with the Fund or its investment advisor) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund and (ii) any natural person who controls the Fund or its investment advisor and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

12.
“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

13.	“Purchase or sale of a Covered Security” includes, inter alia, the writing of an option to purchase and sell a Covered Security.

Exempted Transactions.

The prohibitions of Section IV of this Code shall not apply to:

1.	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

2.	Purchases or sales which are non-volitional on the part of the Access Person.

3.	Purchases which are part of an automatic dividend reinvestment plan.

4.
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Prohibited Purchases and Sales

1.	No Access Person shall, directly or indirectly, purchase or sell any Covered Security (except Fund shares which are addressed in paragraph B below) in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership if, as of the time of the transaction, he/she had actual knowledge that, on the date of the transaction or during a period of three business days immediately preceding or following the transaction, the security was purchased or sold or was “being considered for purchase or sale” by the Fund, or is the subject of an outstanding purchase or sale order by the Fund, unless such purchase or sale is effected later than the third business day after the Fund has completed all of its intended trades in said Covered Security.

2.
No Access Person shall, directly or indirectly, purchase or sell Fund shares in which such person has, or by reason of such transaction acquires, any direct or indirect ownership if he/she is in possession of information regarding Fund portfolio activity that has occurred three business days prior to the transactions date, on the transaction date, or three business days after the transaction date.

3.	No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-l as set forth in Section I above.

4.	Requirement for Pre-clearance. Investment Personnel must obtain prior written approval from the designated Review Officer before:

a.	directly or indirectly acquiring beneficial ownership in securities in an Initial Public Offering for which no public market in the same or similar securities of the issue has previously existed; and
b.	directly or indirectly acquiring beneficial ownership in securities in a Limited Offering.

In determining whether to pre-clear the transaction, the Review Officer shall consider, among other factors, whether such opportunity is being offered to Investment Personnel by virtue of their position with the Fund.  If the transaction is not completed on the date of clearance, a new clearance must be obtained.  Post-approval is not permitted under this Code of Ethics.  If it is determined that a trade was completed before approval was obtained, it will be considered a violation of this Code of Ethics.

Reporting

1.	Access Persons (except Disinterested Trustees). Every Access Person must comply with the following reporting requirements:

a.
Initial Holding Reports.  No later than ten (10) days after a person becomes an Access Person, the person must report the following information: (a)  the title, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the person has any direct or indirect beneficial ownership as of the date they became an Access Person; (ii)  the name of any broker, dealer or bank with whom the person maintains an account in which any securities were held for the Access Person’s direct or indirect benefit as of the date they became an Access Person; and (iii) the date that the report is submitted by the Access Person. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.
b.
Quarterly Transaction Reports.  No later than thirty (30) days after the end of a calendar quarter, each Access Person must submit a quarterly transaction report which report must cover, at a minimum, all transactions during the quarter in a Covered Security (whether or not publicly traded) in which the Access Person had any direct or indirect beneficial ownership, and provide the following information:

1.	the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;
2.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3.	the price of the Covered Security at which the transaction was effected;
4.	the name of the broker, dealer or bank with or through which the transaction was effected; and
5.	the date that the report is submitted.
c.
Quarterly New Account Report.  No later than thirty (30) days after the end of a calendar quarter, each Access Person must submit a quarterly new account report with respect to any account established by such a person in which any securities (whether or not publicly traded) were held during the quarter for the direct or indirect benefit of the Access Person.  The Quarterly New Account Report shall cover, at a minimum, all accounts at a broker-dealer, bank or other institution opened during the quarter and provide the following information:

1.	the name of the broker, dealer or bank with whom the Access Person has established the account;
2.	the date the account was established; and
3.	the date that the report is submitted by the Access Person.
d.
Annual Holdings Reports.  Annually, each Access Person must report the following information (which information must be current as of a date no more than forty-five (45) days before the report is submitted):

1.	the title, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the Access Person had any direct or indirect beneficial ownership;
2.	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities are held for the Access Person’s direct or indirect benefit; and
3.	the date that the report is submitted by the Access Person.

a.	Alternative Reporting. The submission to the Review Officer of duplicate broker trade confirmations and statements on all securities transactions required to be reported under this Section

V(A) shall satisfy the reporting requirements of Section V(A). The annual holdings report may be satisfied by confirming annually, in writing, the accuracy of the information delivered by, or on behalf of, the Access Person to the Review Officer and recording the date of the confirmation.

b.
Report Qualification.  Any report may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

2.
Disinterested Trustees.  A Disinterested Trustee of the Fund must make a quarterly transaction report containing the information required by Section V(A) no later than 30 days after the end of a calendar quarter with respect to transactions occurring in such quarter in a Covered Security (other than Fund shares) only if such Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Fund, should have known that on the date of and during the 15-day period immediately before or after such Trustee’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment advisor considered purchasing or selling the Covered Security.2  A Disinterested Trustee must also submit a quarterly transaction report with respect to transactions occurring in such quarter in Fund shares if such Trustee knew, or in the ordinary course of fulfilling his or her official duties as a Trustee of the Fund, should have known details of specific securities transactions made or being considered for the Fund’s portfolio on the date of and during the 15-day period immediately before or after the Trustee’s transaction in Fund shares.

3.	Providing Access to Account Information. Access Persons will promptly:

a.	provide full access to the Fund, its agents and attorneys to any and all records and documents which the Fund considers relevant to any securities transactions or other matters subject to the Code;
b.	cooperate with the Fund, or its agents and attorneys, in investigating any securities transactions or other matter subject to the Code;
c.	provide the Fund, its agents and attorneys with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter subject to the Code; and
d.	promptly notify the Review Officer or such other individual as the Fund may direct, in writing, from time to time, of any incident of noncompliance with the Code by anyone subject to this Code.

2
Ordinarily, reports would need to be filed only if a Disinterested Trustee actually knows of a Fund transaction since, generally, Disinterested Trustees would not be expected to be in a position in which they “should have known” of a Fund transaction.

4.
Confidentiality of Reports.  Transaction and holding reports will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of this Code or to comply with requests for information from government agencies.

5.
The provisions of this Section V shall not apply to transactions involving Covered Securities that occur automatically following the instruction and in accordance with standing instructions (“Automatic Trades”), such as dividend or distribution reinvestments, paycheck contributions, and periodic or automatic withdrawal programs.

Review of Reports Required by this Code of Ethics

1.	Each report required to be submitted under Section V of this Code of Ethics will be promptly reviewed by the Review Officer (or his or her designee) when submitted.

2.	Any material violation of this Code of Ethics shall be brought to the attention of the Chairman of the Fund within five business days of its discovery.

3.
The Review Officer will investigate any violation or potential violation of this Code of Ethics and report to the Chairman of the Fund with a recommendation of appropriate action to be taken against any individual whom it is determined has violated this Code of Ethics as is necessary to cure the violation and prevent future violations.

4.	The Review Officer will keep a written record of all investigations in connection with any Code of Ethics violations including any action taken as a result of the violation.

Recordkeeping

The Fund shall cause the records enumerated in this Section VII (a) through (e) below to be maintained in an easily accessible place and shall cause such records to be made available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examinations.

Specifically, the Fund shall maintain:

1.	a copy of the Code of Ethics adopted by the Fund that is in effect, or at any time within the previous five (5) years was in effect in an easily accessible place;

2.
a record of any violation of the Code of Ethics, and of any action taken as a result of such violation, in an easily accessible place, for at least five (5) years after the end of the fiscal year in which the violation occurs;

3.
a copy of each report made by an Access Person as required by this Code of Ethics for at least five (5) years after the end of the fiscal year in which the report is made or the information is provided, the first two (2) years in an easily accessible place;

4.
a record of all persons, currently or within the past five years, who are or were required to make reports under Section V of this Code of Ethics, or who are or were responsible for reviewing these reports, in an easily accessible place; and

5.
a copy of each report required by Section V of this Code of Ethics, for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place.

The Fund must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under Section IV(D), for at least five years after the end of the fiscal year in which the approval is granted.

Reporting to the Board of Trustees

1.	No less frequently than annually, the Review Officer will prepare a written report to be furnished to the Board of the Fund that:

a.
Describes any issues arising under this Code of Ethics since the last report to the Board, including, but not limited to, information about material violations of this Code of Ethics and sanctions imposed in response to the material violations; and

b.	Certifies that the Fund has adopted the procedures that are reasonably necessary to prevent Access Persons from violating this Code of Ethics.

2.	No less frequently than annually, the Fund’s investment advisor must prepare a written report to be furnished to the Board of the Fund that:

a.
Describes any issues arising under its code of ethics since the last report to the Board, including, but not limited to, information about material violations of its code of ethics and sanctions imposed in response to the material violations; and

b.	Certifies that it has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics.

Code Provisions Applicable Only to Foreside Financial Group, LLC

1.
Code of Ethics.  The provisions of the Foreside Financial Group, LLC (including Foreside Compliance Services, LLC) (“Foreside”) Code of Ethics are hereby adopted as the Code of Ethics of the Funds applicable to the respective employees of Foreside that also serve as officers of the Funds (each, a “Foreside Employee”).  A violation of Foreside’s Code of Ethics by such a Foreside Employee shall also constitute a violation of the Funds’ Code of Ethics.  Any amendment or revision of Foreside’s Code of Ethics shall be deemed to be an amendment or revision of Section IX.(a) of the Funds’ Code of Ethics, and any such amendment or revision shall be promptly furnished to the Funds’ Board.

2.
Reports.  Foreside Employees shall file the reports required by Foreside’s Code of Ethics.  Such filings shall be deemed to be filings with the Funds under this Code of Ethics, and shall at all times be available to the Funds.

3.
Annual Issues and Certification Report.  At periodic intervals established by the Funds’ Board, but no less frequently than annually, the Compliance Officer of Foreside shall provide a written report to the Funds’ Board of all issues involving Foreside Employees under Foreside’s Code of Ethics during such period including, but not limited to, information about material code or procedure violations and sanctions imposed in response to those material violations.  Additionally, Foreside will provide the Funds’ Board a written certification which certifies to the Board of the Funds that Foreside has adopted procedures reasonably necessary to prevent its access persons from violating its code of ethics.

Certification

Each individual covered by this Code of Ethics shall:  (a) receive a copy of this Code of Ethics at the time of his/her appointment, employment or other engagement, (b) certify in writing that he/she has read and understood the Code of Ethics; and (c) retain a copy at all times.  Any questions regarding this Code of Ethics should be referred to the Review Officer.

Amendments

This Code may be amended from time to time solely upon written consent of the Secretary and Review Officer to the Fund, in consultation with Fund counsel, for the purpose of correcting ambiguities, inconsistencies or incompleteness in the Code of Ethics or the implementation thereof and to conform the Code of Ethics to federal or state tax, legal, securities or other requirements or regulations, including amendments necessary to preserve the Fund’s registration under the 1940 Act; provided, however, that the Board of the Fund, including a majority of the Trustees who are not interested persons must  approve any material changes to this Code of Ethics no later than six (6) months after the adoption of such change by the Secretary and Review Officer.

Adopted: